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                                                              EXHIBIT 11.1

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                              UNIFIED FINANCIAL SERVICES, INC.
                               EARNINGS PER SHARE CALCULATION
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                                                                          Year Ended
                                                                         December 31,
                                                               ------------------------------
                                                                  1999                1998
                                                               -----------         ----------
INCOME AVAILABLE TO COMMON STOCKHOLDERS
   Net income (loss)                                           $(1,772,915)        $  912,161
   Preferred dividends                                                  --                 --
   Income available to common
      stockholders                                             $(1,772,915)        $  912,161
                                                               ===========         ==========

CALCULATION OF COMMON STOCK
   Common shares outstanding at beginning
      of period                                                  2,316,767          1,722,821
   Shares issued in connection with acquisition
      of Fiduciary Counsel                                              --             36,110
   Shares issued in connection with acquisition
      of M. Wilson & Associates                                         --              3,636
   Shares issued in connection with acquisition of
      Commonwealth Investment Services                                  --             27,500
   Shares issued in connection with acquisition of
      Fully Armed Productions                                           --             18,182
   Conversion of Series C Preferred Stock to
      common stock                                                 361,935             57,780
   Shares issued in private placement during period                238,270            450,738

   Repurchase of common stock for treasury                         (47,110)                --
                                                               -----------         ----------

         Common shares used in basic calculation                 2,869,862          2,316,767
                                                               -----------         ----------

   Common stock equivalent of options                              105,961             37,526

   Preferred stock Series C conversion into
      common stock                                                      --            225,720
                                                               -----------         ----------

            Common shares used in fully
               diluted calculation                               2,975,823          2,580,013
                                                               -----------         ----------

EARNINGS PER SHARE
   Basic                                                            $(0.62)             $0.39
   Fully diluted                                                    $(0.60)             $0.35
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